Exhibit 21.1

Registrant’s Subsidiaries

Antigua Heavy Constructors, Ltd.

Bahamas Construction and Development, Ltd.

Bouwbedrijf Boven Winden, N.V.

Devcon Caribbean Purchasing Corp.

Devcon Construction & Materials Corp.

Devcon/Matrix Utility Resources, LLC

Devcon Security Holdings, Inc.

Devcon Security Services Corp.

Devcon (TCI), Ltd.

Devcon Management Corp.

DevMat Bahamas Ltd.

M21 Industries, Inc.

Mutual Central Alarm Services, Inc.

Proar Construction Materials Company, N.V.

Puerto Rico Crushing Company, Inc.

St. Maarten Masonry Products

Société des Carriers de Grand Case, S.A.R.L.

South Atlantic Dredging Corp.

Stat-Land Burglar Alarm System & Devices, Inc.

V.I. Cement and Building Products, Inc.

V.I. Excavation Equipment Rental, LLC